UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2007 (March 30, 2007)

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

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(b)    Ms. Karen R. Osar retired as Executive Vice President and Chief Financial Officer, effective March 30, 2007. On December 14, 2006, the Registrant announced that Ms. Osar would be retiring on or about the end of the first quarter in 2007.

(c)    Mr. Kevin V. Mahoney, currently Senior Vice President and Corporate Controller, has been named Interim Chief Financial Officer, effective April 3, 2007. Information pertaining to Mr. Mahoney may be found in Item 5.02(c) of the Registrant’s Report on Form 8-K dated October 31, 2006, and is incorporated by reference herein.

Item 8.01 Other Events.

Chemtura Corporation announced today that it is implementing an industry-based business model in order to improve performance and accelerate growth. The Company will simplify its financial reporting structure from the current six units to four, as shown on the attached organization chart, each led by a group vice president. Each business will have responsibility for its own production facilities, operational and financial forecasting, sourcing decisions, process excellence initiatives, and technical development efforts. Organizational streamlining is expected to result in a reduction of the Company’s global workforce by approximately 10 percent (620 positions), resulting in an annualized cost reduction of approximately $50 million beginning in 2008. The Company expects to record charges relating to the restructuring in the range of $25-$35 million.

A copy of a press release announcing the restructuring is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

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(d)	Exhibits.

Exhibit Number    Exhibit Description
          99.1                   Press Release Dated April 4, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation (Registrant)
By: /s/ Barry J. Shainman Name: Barry J. Shainman Title: Vice President and Secretary

Date:	April 4, 2007

Exhibit Index

Exhibit Number   Exhibit Description
        99.1                Press Release Dated April 4, 2007